Exhibit 5.1

July 14, 2008

Pharmasset, Inc.

303-A College Road East

Princeton, NJ 08540

Re:	Registered Direct Public Offering

Ladies and Gentlemen:

Reference is made to our opinion dated June 18, 2008 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (Registration No. 333-151749) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 18, 2008 by Pharmasset, Inc., a Delaware corporation (the “Company”), pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”). We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) dated July 14, 2008. The Prospectus Supplement relates to the offering by the Company of 1,450,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which Shares are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner set forth in the Prospectus Supplement.

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we considered necessary to enable us to render this opinion, including but not limited to the Registration Statement, the prospectus dated June 26, 2008 included in the Registration Statement (the “Prospectus”), the Prospectus Supplement, the Company’s Indicative Terms distributed to purchasers of the Shares on July 14, 2008 (the “Term Sheet”), the Company’s Third Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, as in effect on the date hereof, certain resolutions of the board of directors of the Company, corporate records, and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the Shares will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Pharmasset, Inc.

July 14, 2008

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP